                                                                    EXHIBIT 11.1


             AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
       COMPUTATION OF EARNINGS PER COMMON  AND COMMON EQUIVALENT SHARE
                     (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                           Three Months Ended
                                                                              September 30,
                                                                        -------------------------
                                                                          1996             1995
                                                                        --------         --------
NET INCOME                                                              $  8,533         $  5,661
                                                                        ========         ========
PRIMARY
Weighted average number of shares outstanding                             17,696           13,325

Additional weighted average shares from assumed exercise of
   dilutive stock options and warrants, net of shares
   assumed to be repurchased with exercise proceeds                          535              362

Additional weighted average shares from assumed issuance of
   shares issuable from acquisitions                                           -               65
                                                                        --------         --------
                                                                          18,231           13,752
                                                                        ========         ========
Earnings per share                                                      $   0.47         $   0.41
                                                                        ========         ========

FULLY DILUTED
Weighted average number of shares outstanding                             17,696           13,325

Additional weighted average shares from assumed exercise of
   dilutive stock options and warrants, net of shares
   assumed to be repurchased with exercise proceeds                          589              362

Additional weighted average shares from assumed issuance of
   shares issuable from acquisition                                            -               65

Additional weighted average shares from assumed conversion
   of preferred stock                                                          -               37
                                                                        --------         --------
                                                                          18,285           13,789
                                                                        ========         ========

Earnings per share (fully diluted):                                     $   0.47         $   0.41
                                                                        ========         ========


                                       10